Exhibit 99.1

DISCOVER FINANCIAL SERVICES REPORTS FOURTH QUARTER RESULTS:
NET INCOME OF $371 MILLION AND EARNINGS PER SHARE OF $0.63

Riverwoods, IL, Dec. 17, 2009 - Discover Financial Services (NYSE: DFS) today reported income for the quarter and year ended Nov. 30, 2009 as follows:

	Continuing Operations		Discontinued Operations	Net Income
	Earnings	Diluted EPS	Earnings	Earnings	Diluted EPS
	(millions)		(millions)	(millions)
4Q09	$371	$0.63	-	$371	$0.63
4Q08	$444	$0.92	($12)	$432	$0.89

2009	$1,294	$2.42	-	$1,294	$2.42
2008	$1,063	$2.20	($135)	$928	$1.92

Fourth quarter income from continuing operations was $371 million, down 16% from the fourth quarter of 2008.  After-tax income related to the Visa/MasterCard antitrust litigation settlement included in continuing after-tax earnings was approximately $285 million and $535 million in the fourth quarter of 2009 and 2008, respectively.

Full year income from continuing operations was $1.3 billion, up 22% from last year.  Income from continuing operations for full year 2009 and 2008 included $1.2 billion and $535 million (after-tax), respectively, related to the litigation settlement.

Fourth Quarter Highlights

•	Managed1 loans remained at approximately $51 billion. The student loan portfolio grew $513 million in the quarter while credit card loans decreased $670 million.

•	The fourth-quarter managed net charge-off rate rose to 8.43% and the over 30 days delinquency rate rose to 5.31%.

•	Discover Card sales volume declined 1% from the prior year to $22 billion.

•	Third-Party Payments segment volume was $33 billion, a 2% decrease from the prior year.

1 All references to financial information presented on a managed basis assume that loans that have been securitized were not sold and present financial information regarding these loans in a manner similar to the presentation of financial information regarding loans that have not been sold. Management believes it is useful for investors to consider the credit performance of the entire managed loan portfolio to understand the quality of loan originations and the related credit risks inherent in the owned portfolio and retained interests in securitization.  For more information, and a detailed reconciliation, see the schedule titled “Reconciliation of GAAP to Managed Data” attached to this press release.

•	Deposit balances originated through direct-to-consumer and affinity relationships were $12.6 billion, an increase of $2.4 billion from the prior quarter.

•	Discover Bank issued $700 million of subordinated notes, increasing the company’s total regulatory capital.

“Discover's results this quarter reflect stronger than expected credit performance and our on-going investments to strengthen the Discover franchise,” said David Nelms, Discover’s chairman and chief executive officer.  “We were very pleased with the stability of our sales volume, our expanded merchant acceptance and the continued growth of our direct-to-consumer banking business.  For the full year we were profitable even excluding the antitrust settlement proceeds, and are closing out 2009 with strong capital levels and a strong foundation that positions us well for future growth.”

Segment Results (Managed Basis):

U.S. Card

Pretax income was $575 million in the fourth quarter of 2009 as compared to $646 million for the fourth quarter of 2008.

Managed loans ended the quarter at $51 billion, essentially flat compared to the prior year, as lower cardmember payments and growth in both student and personal loans were largely offset by lower balance transfer activity and sales volume.  Sales volume declined 1% compared to the prior year, reflecting lower gas prices and a general decline in consumer spending. Balance transfer volume declined 66% from the prior year as the company reduced its marketing of promotional rate balance transfer offers.

Net yield on loan receivables was 9.37%, an increase of 82 basis points from the prior year and a decrease of 53 basis points from the prior quarter.  The net yield increased from the prior year as the rate on credit card balances declined less than the cost of funds, primarily due to higher interest rates on standard balances and a reduction in promotional rate balances.  The net yield decreased from the prior quarter reflecting the impact of a decline in higher rate balances related to the implementation of the CARD Act, an increase in lower rate student loan balances and an increase in the liquidity reserve.

The managed net charge-off rate increased to 8.43% for the fourth quarter of 2009, up 295 basis points and 4 basis points from the prior year and the prior quarter, respectively.  The over 30 days delinquency rate on managed loans was 5.31%, up 75 basis points from the prior year and 21 basis points from the prior quarter. The increase in both the net charge-off rate and delinquency rate was due to higher levels of consumer bankruptcies and unemployment partially offset by a higher mix of student loans.  The managed net charge-off rate for the first quarter of 2010 is expected to be between 8.4% and 8.9%.

Provision for loan losses decreased $117 million, or 11%, from the prior year due to a lower reserve build, partially offset by higher net charge-offs.  The allowance for loan losses increased $383 million from the prior year, but decreased $75 million from the prior quarter.  The increase from the prior year reflects a 199 basis point increase in the reserve rate, partially offset by a $1.6 billion decrease in on-balance sheet loans primarily related to securitization activity.  The decrease from the prior quarter reflects a $1.9 billion decline in the level of on-balance sheet loans in the quarter as a result of securitization activities partially offset by a 25 basis point increase in the reserve rate.

Other income includes $472 million and $864 million in litigation settlement proceeds in the fourth quarter of 2009 and 2008, respectively.  Excluding the settlement proceeds, other income increased $82 million from the prior year, primarily due to the revaluation of the interest-only strip receivable.  The fourth quarter 2009 includes a $38 million unfavorable revaluation of the interest-only strip receivable compared to a $116 million unfavorable revaluation in the fourth quarter 2008.

Expenses were down $18 million, or 3% from the prior year, reflecting the impact of cost containment initiatives, partially offset by costs associated with the global expansion initiative of $13 million and a $9 million charge related to a facility closure.  The fourth quarter of 2008 included a $39 million benefit due to curtailment of the company’s pension plan.

Third-Party Payments

Pretax income of $24 million in the quarter was up $3 million from the prior year. Revenues were up $6 million reflecting an increase in transactions on the PULSE network, lower incentive payments and higher fee revenues.  Expenses were up $2 million including a higher level of international marketing investments, partially offset by the impact of cost containment initiatives.

Third-Party Payments dollar volume for the fourth quarter of $33 billion was down 2% from the prior year.  However, the number of transactions on the PULSE network increased 5% to 677 million, due to increased transactions from new and existing clients, partially offset by the loss of volume from one large financial institution.

Capital Markets Activity

During the quarter, the company’s wholly-owned subsidiary, Discover Bank, raised approximately $700 million through a subordinated debt issuance, increasing tier 2 regulatory capital.  In addition, the company’s securitization trust issued $1.3 billion of asset-backed securities through the TALF program.

Dividends

The company’s board declared a cash dividend of $0.02 per share of common stock, payable on Jan. 21, 2010, to stockholders of record at the close of business on Dec. 31, 2009.

Adoption of Statement of Financial Accounting Standards No. 166 and 167

The company adopted Statement of Financial Accounting Standards No. 166 and 167 on Dec. 1, 2009, which requires the consolidation of its credit card securitization trusts.  At adoption, the company added approximately $21.1 billion of assets, including a $2.1 billion addition to loan loss reserves, and approximately $22.4 billion of liabilities to its balance sheet.  The net impact of the new accounting is a reduction to stockholders’ equity of $1.3 billion.  The company estimates its pro-forma total and tier 1 regulatory capital ratios after adoption would be 16.0% and 13.3%, respectively.

Conference Call and Webcast Information

The company will host a conference call to discuss its fourth quarter results on Thursday, Dec. 17, 2009, at 10 a.m. Central time.  Interested parties can listen to the conference call via a live audio webcast at http://investorrelations.discoverfinancial.com.

About Discover

Discover Financial Services (NYSE: DFS) is a leading credit card issuer and electronic payment services company with one of the most recognized brands in U.S. financial services. Since its inception in 1986, the company has become one of the largest card issuers in the United States. The company operates the Discover card, America's cash rewards pioneer, and offers student and personal loans, as well as savings products such as certificates of deposit and money market accounts. Its payments businesses consist of Discover Network, with millions of merchant and cash access locations; PULSE, one of the nation's leading ATM/debit networks; and Diners Club International, a global payments network with acceptance in more than 185 countries and territories. For more information, visit www.discoverfinancial.com.

Contacts:

Investors:
Craig Streem, 224-405-3575
craigstreem@discover.com

Media:
Jon Drummond, 224-405-1888
jondrummond@discover.com

A financial summary follows. Financial, statistical, and business related information, as well as information regarding business and segment trends, is included in the financial supplement filed as Exhibit 99.2 to the company’s Form 8-K filed today with the Securities and Exchange Commission (“SEC”). Both the earnings release and the financial supplement are available online at the SEC’s website (http://www.sec.gov) and the company’s website (http://investorrelations.discoverfinancial.com).

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. These forward-looking statements speak only as of the date of this press release, and there is no undertaking to update or revise them as more information becomes available.  The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: the actions and initiatives of current and potential competitors; our ability to manage credit risks and securitize our receivables; changes in economic variables, such as the availability of consumer credit, the housing market, energy costs, the number and size of personal bankruptcy filings, the rate of unemployment and the levels of consumer confidence and consumer debt; the level and volatility of equity prices, commodity prices and interest rates, currency values, investments, other market fluctuations and other market indices; the availability and cost of funding and capital; access to U.S. equity, debt and deposit markets; the ability to manage our liquidity risk; the impact of rating agency actions; losses in our investment portfolio; the ability to increase or sustain Discover card usage or attract new cardmembers and introduce new products or services; our ability to attract new merchants and maintain relationships with current merchants; our ability to successfully achieve interoperability among our networks and maintain relationships with network participants; material security breaches of key systems; unforeseen and catastrophic events; our reputation; the potential effects of technological changes; the effect of political, economic and market conditions and geopolitical events; unanticipated developments relating to lawsuits, investigations or similar matters; the impact of current, pending and future legislation, regulation and regulatory and legal actions, including new laws and rules limiting or modifying certain credit card practices, new laws and rules affecting securitizations, and legislation related to government programs to stabilize the financial markets; changes to accounting rules or the interpretations thereof; our ability to attract and retain employees; our ability to protect our intellectual property; the impact of any potential future acquisitions; investor sentiment; resolution of our dispute with Morgan Stanley; and the restrictions on our operations resulting from financing transactions.

Additional factors that could cause the company’s results to differ materially from those described in the forward-looking statements can be found under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company's Annual Report on Form 10-K for the year ended November 30, 2008 and Quarterly Reports on Form 10-Q for the quarters ended February 28, 2009, May 31, 2009, and August 31, 2009, which are filed with the SEC and available at the SEC's internet site (http://www.sec.gov).

Discover Financial Services
Managed Basis 1
(unaudited, dollars in thousands)
	Quarter Ended			Year Ended
	Nov 30, 2009	Aug 31, 2009	Nov 30, 2008	Nov 30, 2009	Nov 30, 2008

Earnings Summary 1
Interest Income 1	$1,585,690	$1,664,081	$1,682,267	$6,461,072	$6,545,829
Interest Expense 1	403,298	392,642	602,450	1,648,420	2,356,919
Net Interest Income 1	1,182,392	1,271,439	1,079,817	4,812,652	4,188,910
Other Income 1, 2	984,372	1,116,765	1,287,213	3,917,675	2,953,096
Revenue Net of Interest Expense 1	2,166,764	2,388,204	2,367,030	8,730,327	7,142,006
Provision for Loan Losses 1	989,009	924,427	1,105,971	4,358,341	3,068,604
Total Other Expense	578,507	523,838	594,082	2,222,096	2,415,797
Income Before Income Taxes 2	599,248	939,939	666,977	2,149,890	1,657,605
Tax Expense	228,560	362,485	223,336	855,554	594,692
Income From Continuing Operations 2	370,688	577,454	443,641	1,294,336	1,062,913
Discontinued Operations, Net of Tax 3	-	-	(11,306)	-	(135,163)
Net Income 2,3	$370,688	$577,454	$432,335	$1,294,336	$927,750

Net Income Available to Common Stockholders	$352,054	$559,387	$432,335	$1,241,081	$927,750

Pre-tax Income, U.S. Card 2	$575,477	$912,800	$646,427	$2,043,346	$1,576,194
Pre-tax Income, Third Party Payments	$23,771	$27,139	$20,550	$106,544	$81,411

Per Share Statistics
Diluted EPS from Continuing Operations 2, 4	$0.63	$1.07	$0.92	$2.42	$2.20

Balance Sheet Statistics 5
Total Assets - Managed 1	$72,978,435	$67,794,309	$65,620,476	$72,978,435	$65,620,476
Total Equity	$8,466,755	$8,386,202	$5,915,823	$8,466,755	$5,915,823
Total Loans - Managed 1	$50,860,372	$50,903,845	$51,095,278	$50,860,372	$51,095,278
Average Total Loans - Managed 1	$50,590,846	$50,971,056	$50,707,090	$51,140,614	$49,011,148

Key Ratios
Return on Managed Loan Receivables 1	2.94%	4.49%	3.52%	2.53%	2.17%
Managed Interest Yield 1	12.34%	12.73%	12.65%	12.36%	12.61%
Net Yield on Managed Loan Receivables 1	9.37%	9.90%	8.56%	9.41%	8.55%
Managed Net Principal Charge-off Rate 1	8.43%	8.39%	5.48%	7.77%	5.01%
Reserve Rate	7.44%	7.19%	5.45%	7.44%	5.45%
Reserve Rate (excluding guaranteed student loans) 6	7.87%	7.45%	5.48%	7.87%	5.48%
Managed Delinquency Rate (over 30 days) 1	5.31%	5.10%	4.56%	5.31%	4.56%
Managed Delinquency Rate (over 90 days) 1	2.78%	2.60%	2.17%	2.78%	2.17%

Total Discover Card Volume	$23,335,440	$23,955,402	$25,318,553	$95,592,170	$105,734,055
Discover Card Sales Volume	$21,903,694	$22,768,927	$22,025,264	$87,460,552	$92,239,779

Volume
PULSE Network	$24,667,926	$28,051,978	$25,033,235	$109,302,121	$106,012,108
Third-Party Issuers	1,522,269	1,446,308	1,538,013	5,671,555	6,398,579
Diners Club International 7	7,172,809	6,465,990	7,457,893	26,172,977	12,685,690
Total Third-Party Payments	33,363,004	35,964,276	34,029,141	141,146,653	125,096,377
Discover Network - Proprietary 8	22,712,600	23,579,434	22,875,272	90,688,997	95,688,443
Total	$56,075,604	$59,543,710	$56,904,413	$231,835,650	$220,784,820

1.	These numbers are on a managed basis. Managed basis assumes that loans that have been securitized were not sold and presents financial information regarding these loans in a manner similar to the presentation of financial information regarding loans that have not been sold. See Reconciliation of GAAP to Managed Data Schedule.

2.	The quarters ended November 30, 2008, August 31, 2009 and November 30, 2009 include $864 million pre-tax (estimated $535 million after-tax), $472 million pre-tax (estimated $287 million after-tax), and $472 million pre-tax (estimated $285 million after-tax) respectively, and the years ended November 30, 2008 and November 30, 2009 include $864 million pre-tax (estimated $535 million after-tax) and $1.9 billion (estimated $1.2 billion after-tax) respectively related to the Visa/Mastercard antitrust litigation settlement.

3.	The year ended November 30, 2008 includes a loss from discontinued operations, net of tax, of $135 million consisting of a $166 million loss related to the sale of the Goldfish business partially offset by $31 million of income related to the Goldfish business operations.

4.	Earnings per share is based on net income available to common stockholders. Net income available to common stockholders equals net income less dividends and accretion of discount on shares of preferred stock.

5.	Based on continuing operations except for equity. Equity includes $1.2 billion of preferred stock and $7.3 billion of common equity as of November 30, 2009.

6.	Reserve Rate (excluding guaranteed student loans), a non-GAAP measure, represents the allowance for loan losses as a percentage of total loans excluding guaranteed student loans. The Company believes that a reserve rate excluding the government guaranteed portion of student loans is a more meaningful valuation to investors of the portion of the portfolio that has a risk of loss. For a corresponding reconciliation of loans excluding the guaranteed portion of student loans to a GAAP financial measure, see Reconciliation of GAAP to Managed Data schedule.

7.	Volume is derived from data provided by licensees for Diners Club branded cards issued outside of North America and is subject to subsequent revision or amendment.

8.	Gross proprietary sales volume on the Discover Network.

DISCOVER FINANCIAL SERVICES

RECONCILIATION OF GAAP TO MANAGED DATA

The following presents a reconciliation for certain information disclosed above. The data below is presented on both a "managed" loan basis and as reported under generally accepted accounting principles ("owned" loan basis). Managed loan data assumes that the company's securitized loan receivables have not been sold and presents the results of securitized loan receivables in the same manner as the company's owned loans. The company operates its business and analyzes its financial performance on a managed basis. Accordingly, underwriting and servicing standards are comparable for both owned and securitized loans. The company believes that managed loan information is useful to investors because it provides information regarding the quality of loan origination and credit performance of the entire managed portfolio and allows investors to understand the related credit risks inherent in owned loans and retained interests in securitizations. Managed loan data is also relevant because the company services the securitized and owned loans, and the related accounts, in the same manner without regard to ownership of the loans. In addition, investors often request information on a managed basis which provides a more meaningful comparison to industry competitors.

Reserve rate (excluding guaranteed student loans), a non-GAAP financial measure, represents the allowance for loan losses as a percentage of total loans excluding guaranteed student loans. A reconciliation of total loans, a GAAP financial measure, to loans excluding the guaranteed portion of student loans is shown below. A portion of the Company's student loans are 97% guaranteed by the federal government under the Federal Family Education Loan Program. These guaranteed student loans carry little default risk and therefore, are reserved at a significantly lower rate than the remaining portfolio. Management believes that a reserve rate excluding the government guaranteed portion of student loans is a more meaningful valuation to investors of the portion of the portfolio that has a risk of loss.

Discover Financial Services
Reconciliation of GAAP to Managed Data
(unaudited, dollars in thousands)
	Quarter Ended			Year Ended
	Nov 30, 2009	Aug 31, 2009	Nov 30, 2008	Nov 30, 2009	Nov 30, 2008

Interest Income
GAAP Basis	$638,086	$833,217	$736,006	$3,145,080	$2,692,563
Securitization Adjustments	947,604	830,864	946,261	3,315,992	3,853,266
Managed Basis	$1,585,690	$1,664,081	$1,682,267	$6,461,072	$6,545,829

Interest Expense
GAAP Basis	$314,158	$304,401	$329,672	$1,251,284	$1,288,004
Securitization Adjustments	89,140	88,241	272,778	397,136	1,068,915
Managed Basis	$403,298	$392,642	$602,450	$1,648,420	$2,356,919

Net Interest Income
GAAP Basis	$323,928	$528,816	$406,334	$1,893,796	$1,404,559
Securitization Adjustments	858,464	742,623	673,483	2,918,856	2,784,351
Managed Basis	$1,182,392	$1,271,439	$1,079,817	$4,812,652	$4,188,910

Other Income
GAAP Basis	$1,253,559	$1,315,960	$1,568,901	$4,840,595	$4,264,458
Securitization Adjustments	(269,187)	(199,195)	(281,688)	(922,920)	(1,311,362)
Managed Basis	$984,372	$1,116,765	$1,287,213	$3,917,675	$2,953,096

Revenue Net of Interest Expense
GAAP Basis	$1,577,487	$1,844,776	$1,975,235	$6,734,391	$5,669,017
Securitization Adjustments	589,277	543,428	391,795	1,995,936	1,472,989
Managed Basis	$2,166,764	$2,388,204	$2,367,030	$8,730,327	$7,142,006

Provision for Loan Losses
GAAP Basis	$399,732	$380,999	$714,176	$2,362,405	$1,595,615
Securitization Adjustments	589,277	543,428	391,795	1,995,936	1,472,989
Managed Basis	$989,009	$924,427	$1,105,971	$4,358,341	$3,068,604

Total Assets
GAAP Basis	$46,010,146	$42,698,290	$39,892,382	$46,010,146	$39,892,382
Securitization Adjustments	26,968,289	25,096,019	25,728,094	26,968,289	25,728,094
Managed Basis	$72,978,435	$67,794,309	$65,620,476	$72,978,435	$65,620,476

Total Loans
GAAP Basis	$23,625,084	$25,489,809	$25,216,611	$23,625,084	$25,216,611
Securitization Adjustments	27,235,288	25,414,036	25,878,667	27,235,288	25,878,667
Managed Basis	$50,860,372	$50,903,845	$51,095,278	$50,860,372	$51,095,278

Total Loans - GAAP Basis	$23,625,084	$25,489,809	$25,216,611	$23,625,084	$25,216,611
Less: Guaranteed portion of student loans	1,274,453	889,963	152,135	1,274,453	152,135
Total Loans excluding guaranteed portion of student loans	$22,350,631	$24,599,846	$25,064,476	$22,350,631	$25,064,476

Average Total Loans
GAAP Basis	$23,835,598	$26,380,203	$22,945,494	$26,552,574	$21,348,493
Securitization Adjustments	26,755,248	24,590,853	27,761,596	24,588,040	27,662,655
Managed Basis	$50,590,846	$50,971,056	$50,707,090	$51,140,614	$49,011,148

Return on Loan Receivables
GAAP Basis	6.24%	8.68%	7.78%	4.87%	4.98%
Securitization Adjustments	5.56%	9.32%	6.43%	5.26%	3.84%
Managed Basis	2.94%	4.49%	3.52%	2.53%	2.17%

Interest Yield
GAAP Basis	10.25%	12.10%	11.36%	11.31%	10.89%
Securitization Adjustments	14.21%	13.40%	13.71%	13.49%	13.93%
Managed Basis	12.34%	12.73%	12.65%	12.36%	12.61%

Net Yield on Loan Receivables
GAAP Basis	5.45%	7.95%	7.12%	7.13%	6.58%
Securitization Adjustments	12.87%	11.98%	9.76%	11.87%	10.07%
Managed Basis	9.37%	9.90%	8.56%	9.41%	8.55%

Net Principal Charge-off Rate
GAAP Basis	7.98%	8.05%	5.25%	7.45%	4.59%
Securitization Adjustments	8.83%	8.77%	5.68%	8.12%	5.32%
Managed Basis	8.43%	8.39%	5.48%	7.77%	5.01%

Delinquency Rate (over 30 days)
GAAP Basis	4.92%	4.86%	4.35%	4.92%	4.35%
Securitization Adjustments	5.65%	5.35%	4.77%	5.65%	4.77%
Managed Basis	5.31%	5.10%	4.56%	5.31%	4.56%

Delinquency Rate (over 90 days)
GAAP Basis	2.58%	2.46%	2.06%	2.58%	2.06%
Securitization Adjustments	2.95%	2.74%	2.27%	2.95%	2.27%
Managed Basis	2.78%	2.60%	2.17%	2.78%	2.17%